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                                                                     Exhibit 3.3


                         CERTIFICATE OF DESIGNATIONS
                                      OF
                           SERIES B PREFERRED STOCK
                                      OF
                             BIOVERIS CORPORATION

            BioVeris Corporation, a Delaware corporation (the "Corporation"), does hereby certify that pursuant to the authority contained in its Certificate of Incorporation (the "Certificate of Incorporation") and in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware, at a meeting duly convened and held on /-/, 2003, the Board of Directors of the Corporation (the "Board of Directors") duly approved and adopted the following resolution, which resolution remains in full force and effect on the date hereof:

            RESOLVED, that pursuant to the authority vested in the Board of Directors in accordance with the provisions of the Certificate of Incorporation, the issuance of a series of preferred stock of the Corporation is hereby authorized, and the designation, powers, privileges, preferences and rights, and the qualifications, limitations and restrictions thereof, of the shares of such series, in addition to those set forth in the Certificate of Incorporation, are hereby fixed as follows:

            SECTION 1. Designation. The shares of such series shall be designated as "Series B Preferred Stock" ("Series B Preferred Stock") and shall have a par value of $0.001 per share. Each share of Series B Preferred Stock shall be identical in all respects to every other share of Series B Preferred Stock.


            SECTION 2. Number of Shares. The number of shares of Series B Preferred Stock shall be 1,000. Such number shall not be increased but may from time to time be decreased (but not below the number of shares of Series B Preferred Stock then outstanding) by the Board of Directors. Shares of Series B Preferred Stock that are redeemed, purchased or otherwise acquired by the Corporation shall be canceled and upon the filing of any applicable document with the Delaware Secretary of State shall revert to authorized but unissued shares of preferred stock undesignated as to series.


            SECTION 3. Definitions. As used herein:

            (a) "Applicable Percentage" means, at any given time, the quotient of (i) $7,500 and (ii) the Corporation's Class C Capital Account (as defined in the MSD LLC Agreement) as of such given time; provided, that at any time the Corporation's Class C Capital Account is increased or decreased (other than an increase of the Corporation's Class C Capital Account by reason of the Corporation making an additional Class C Capital Contribution (as defined in the MSD LLC Agreement) to MSD or the Corporation acquiring additional Class C Interests from a party other than MSD), the amount in clause (i) shall be adjusted accordingly such that the Applicable Percentage immediately following such increase or decrease of the Corporation's Class C Capital Account equals the Applicable Percentage immediately prior to such increase or decrease of the Corporation's Class C Capital Account.
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            (b) "Class C Interest" means the Interest of a Class C Member (each as defined in the MSD LLC Agreement) of MSD.

            (c) "Common Stock" means the Corporation's common stock, par value $0.001 per share.

            (d) "Effective Time" shall have the meaning given to such term in the Agreement and Plan of Merger dated as of July 24, 2003, among Roche Holding Ltd, 66 Acquisition Corporation II, IGEN and the Corporation.

            (e) "Fair Market Value" of any property means the fair market value of such property measured as of the time the Corporation receives such property, as determined in good faith by the Corporation.

            (f) "IGEN" means IGEN International, Inc.

            (g) "Joint Venture Agreement" means the Joint Venture Agreement dated as of November 30, 1995, among MSD, MST and IGEN, as amended from time to time.

            (h) "Junior Stock" means Common Stock and any other class or series of stock of the Corporation hereafter authorized over which the Series B Preferred Stock has preference or priority in the payment of dividends or in the distribution of assets on any liquidation, dissolution or winding up of the Corporation.

            (i) "MSD" means Meso Scale Diagnostics, LLC.

            (j) "MSD Distribution" means cash or property distributed by MSD to the Corporation in respect of the Corporation's Class C Interest, including, without limitation, payments by MSD in respect of the Purchase Price (as defined in the Joint Venture Agreement) for the Class C Interest pursuant to Section
8.5.3 of the Joint Venture Agreement.

            (k) "MSD LLC Agreement" means the Limited Liability Company Agreement of Meso Scale Diagnostics, LLC., dated as of November 30, 1995, between MST and, prior to the Effective Time, IGEN, and following the Effective Time, the Corporation, as amended from time to time.

            (l) "MST" means Meso Scale Technologies, LLC.


            (m) "Parity Stock" means any other class or series of stock of the Corporation that is not Junior Stock.


            SECTION 4. Dividends.


            (a) General. At any time (i) the Corporation receives an MSD Distribution or (ii) the Corporation actually receives proceeds of or consideration with respect to a sale, transfer or other disposition of its Class C Interest (including, without

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limitation, payments by MST in respect of the Purchase Price for the Class C
Interest pursuant to Section 8.5.3 of the Joint Venture Agreement) (each of (i) and (ii), without duplication, a "Dividend Event"), the Board of Directors shall, subject to having legally available funds, declare cash dividends in an amount per share equal to the product of (x) the amount of cash and the Fair Market Value of property other than cash, if any, received by the Corporation in connection with such Dividend Event and (y) the Applicable Percentage immediately prior to such Dividend Event, and no more, payable on or before [60] days following such Dividend Event (the "Dividend Payment Date") to holders of record on the date, not more than 60 nor less than 10 days preceding such dividend payment date, fixed for that purpose by the Board of Directors in advance of payment of each particular dividend. Dividends on Series B Preferred Stock shall accrue after the date of first issuance of the Series B Preferred Stock whenever a Dividend Event occurs, whether or not the dividends are declared, and shall be in arrears to the extent they are not paid on or before the Dividend Payment Date. No interest, or sum of money in lieu of interest, shall be payable with respect to any dividend payments on shares of Series B Preferred Stock which may be in arrears.


            (b) Priority of Dividends. So long as any share of Series B Preferred Stock remains outstanding, no dividend whatever shall be paid or declared and no distribution shall be made on any Junior Stock, other than a dividend payable solely in Junior Stock, and no share of Junior Stock shall be purchased, redeemed or otherwise acquired for consideration by the Corporation, directly or indirectly (other than as a result of a reclassification of Junior Stock for or into Junior Stock, or the exchange or conversion of one share of Junior Stock for or into another share of Junior Stock, and other than through the use of the proceeds of a substantially contemporaneous sale of other share of Junior Stock), unless (i) all accrued dividends on the outstanding shares of Series B Preferred Stock that are in arrears have been paid in full, (ii) all accrued dividends on the outstanding shares of Series B Preferred Stock that are not in arrears have been paid in full or declared and set aside and (iii) all prior redemption requirements with respect to Series B Preferred Stock have been complied with. When dividends are not paid in full with respect to shares of Series B Preferred Stock and any Parity Stock, all dividends declared upon shares of Series B Preferred Stock and all Parity Stock shall be declared pro rata so that the respective amounts of such dividends shall bear the same ratio to each other as all accrued but unpaid dividends per share on the shares of Series B Preferred Stock and all such Parity Stock bear to each other. Subject to the foregoing, such dividends (payable in cash, stock or otherwise) as may be determined by the Board of Directors may be declared and paid on any Junior Stock from time to time out of any funds legally available therefor, and the shares of Series B Preferred Stock shall not be entitled to participate in any such dividend.

            SECTION 5. Voting Rights.


            (a) General. The holders of Series B Preferred Stock shall be entitled to one vote for each share and, except as hereinafter provided, shall vote together with the holders of Common Stock (and of any other class or series that may similarly be entitled to vote with the holders of Common Stock) as a single class on all matters on which holders of Common Stock are entitled to vote.


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            (i) Other Voting Rights. In addition to the voting rights provided in Section 5(a), the vote or the written consent of the holders of Series B Preferred Stock representing at least [66-2/3%] of the voting power of all Series B Preferred Stock at the time outstanding, voting separately as a single class, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating any approval or consent by the Corporation of any amendment, alteration or other modification to the terms of the Class C Interest (including, without limitation, the execution of any amendment, consent or waiver to the MSD LLC Agreement) that would adversely affect the Corporation's rights with respect to its Class C Interest.



            (b) No Additional Voting Rights. Except as provided in this Section 5 or required by applicable law, holders of Series B Preferred Stock shall have no voting rights and their consent shall not be required for authorizing or taking any corporate action.


            SECTION 6. Redemption.

            (a) Mandatory Redemption. Within 30 days after the Corporation receives a liquidation distribution from MSD pursuant to Section 10.3 of the MSD LLC Agreement, the Corporation shall, subject to having legally available funds and upon notice given in accordance with Section 6(c), redeem each outstanding share of Series B Preferred Stock at a price per share equal to the sum of (i) all accrued and unpaid dividends on each share of Series B Preferred Stock and
(ii) an amount equal to the product of (A) the amount of cash and the Fair Market Value of property other than cash, if any, received by the Corporation in connection with such liquidation distribution and (B) the Applicable Percentage immediately prior to the receipt of such liquidation distribution by the Corporation.

            (b) Optional Redemption. At any time after the Corporation is no longer entitled to receive any MSD Distribution with respect to its Class C Interest and the Corporation has complied with the provisions of Section 6(a), the Corporation may, at the option of the Board of Directors, subject to having legally available funds and upon notice given in accordance with Section 6(c), redeem in whole but not in part the outstanding shares of Series B Preferred Stock at a price of $0.01 per share plus accrued and unpaid dividends.


            (c) Notice of Redemption. Notice of every redemption of shares of Series B Preferred Stock shall be mailed by first class mail, postage prepaid, addressed to the holders of record of the shares to be redeemed at their respective last addresses appearing on the books of the Corporation. Such mailing shall be at least 30 days and not more than 60 days before the date fixed for redemption. Any notice mailed as provided in this Section 6(c) shall be conclusively presumed to have been duly given, whether or not the holder receives such notice, but failure duly to give such notice by mail, or any defect in such notice or in the mailing thereof, to any holder of Series B Preferred Stock designated for redemption shall not affect the validity of the proceedings for the redemption of any other shares of Series B Preferred Stock.


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            (d) Effectiveness of Redemption. If notice of redemption has been duly given, then, notwithstanding that any certificate for any share so called for redemption has not been surrendered for cancelation, on and after the redemption date all shares so called for redemption shall cease to be outstanding and all rights with respect to such shares shall forthwith on such redemption date cease and terminate, except only the right of the holders thereof to receive the amount payable on such redemption, without interest.

            SECTION 7. Liquidation.

            (a) Liquidation Preference. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, holders of Series B Preferred Stock shall be entitled, before any distribution or payment out of the assets of the Corporation may be made to or set aside for the holders of any Junior Stock, to receive in full an amount equal to $0.01 per share (the "Liquidation Preference") together with an amount equal to all accrued and unpaid dividends at the date of payment. After payment in full of the aggregate Liquidation Preference and an amount equal to all accrued and unpaid dividends to which holders of Series B Preferred Stock are entitled, such holders shall not be entitled to any further participation in any distribution of the assets of the Corporation. If, upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the amounts payable with respect to shares of Series B Preferred Stock and all other Parity Stock are not paid in full, the holders of Series B Preferred Stock and the holders of Parity Stock shall share pro rata in any distribution of assets of the Corporation so that the respective amounts of such distributions shall bear the same ratio to each other as the respective liquidation preferences of Series B Preferred Stock and all such Parity Stock bear to each other. If, upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the amounts payable with respect to shares of Series B Preferred Stock and all other Parity Stock have been paid in full, the holders of Junior Stock shall be entitled to receive all remaining assets of the Corporation according to their respective rights and preferences.

            (b) Merger, Consolidation and Sale of Assets Not Liquidation. For purposes of this Section 7, the merger or consolidation of the Corporation with any other corporation, including a merger in which the holders of Series B Preferred Stock receive cash or property for their shares, or the sale of all or substantially all of the assets of the Corporation, shall not constitute a liquidation, dissolution or winding up of the Corporation.


            SECTION 8. Other Rights. The shares of Series B Preferred Stock shall not have any powers, privileges, preferences or rights, or the qualifications, limitations or restrictions thereof, other than as set forth herein or in the Certificate of Incorporation. For the avoidance of doubt, nothing contained herein shall confer to the holders of Series B Preferred Stock any rights under the MSD LLC Agreement.


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            SECTION 9. Legend. The certificates representing shares of Series B
Preferred Stock shall bear a legend to the following effect, unless the Corporation determines otherwise in compliance with applicable law:

      "THE SECURITY REPRESENTED BY THIS INSTRUMENT HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. NO TRANSFER, SALE OR OTHER DISPOSITION OF THIS SECURITY MAY BE MADE UNLESS THIS SECURITY IS REGISTERED OR AN EXEMPTION FROM SUCH REGISTRATION IS APPLICABLE."

            SECTION 10. Restatement of Certificate. Upon any restatement of the Certificate of Incorporation, Sections 1 through 9 of this Certificate of Designations shall be included in Article IV of the Certificate of Incorporation under the heading "Series B Preferred Stock" and this Section 10 may be omitted. If the Board of Directors so determines, the numbering of Sections 1 through 9 may be changed for convenience of reference or for any other proper purpose.

            SECTION 11. Headings. The headings of the sections hereof are for convenience of reference only and shall not define, limit or affect any of the provisions hereof.

            SECTION 12. Severability of Provisions. Whenever possible, each provision hereof shall be interpreted in a manner as to be effective and valid under applicable law, but if any provision hereof is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or otherwise adversely affecting the remaining provisions hereof. If a court of competent jurisdiction should determine that a provision hereof would be valid or enforceable if a period of time were extended or shortened or a particular percentage were increased or decreased, then such court may make such change as shall be necessary to render the provision in question effective and valid under applicable law.
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            IN WITNESS WHEREOF, BioVeris has caused this certificate to be
signed by                    , its                          , this /-/ day of
/-/, /-/.


                                    BIOVERIS CORPORATION,

                                       By


                                           -------------------------------------
                                           Name:
                                           Title: